Exhibit 99.4

Directors and Executive Officers of
Medtronic plc and Covidien Group S.à r.l.

Name	Present Principal Occupation

Directors of Medtronic plc

Craig Arnold	Retired Chairman and Chief Executive Officer, Eaton Corporation plc.

Scott C. Donnelly	Executive Chairman, Textron, Inc., 40 Westminster Street, Providence, Rhode Island.

Lidia L. Fonseca	Executive Vice President, Chief Digital and Technology Officer, Pfizer, Inc., 66 Hudson Boulevard E, New York, New York.

John P. Groetelaars	Chairman, Zeus Company, 740 Industrial Boulevard, Orangeburg, South Carolina.

Randall J. Hogan, III	Chairman, Kodiak Gas Services, Inc., 9950 Woodloch Forest Dr, 19th Floor, Spring, Texas.

William R. Jellison	Chief Executive Officer, Emory Healthcare, 2201 Henderson Mill Road, Atlanta, Georgia.

Gregory P. Lewis	Senior Advisor, Honeywell International Inc., 855 South Mint Street, Charlotte, North Carolina.

Kevin E. Lofton	Retired Chief Executive Officer, CommonSpirit Health.

Geoffrey S. Martha	Chairman and Chief Executive Officer, Medtronic plc.

Elizabeth G. Nabel, M.D.	Senior Advisor, OPKO Health, 4400 Biscayne Boulevard, Miami, Florida, and Senior Advisor, ModeX Therapeutics, 20 Riverside Road, Weston, Massachusetts.

Kendall J. Powell	Retired Chairman and Chief Executive Officer, General Mills, Inc.

Executive of Medtronic plc (who are not also Directors)

Thierry Piéton	Executive Vice President and Chief Financial Officer

Brett A. Wall	Executive Vice President, President Neuroscience Portfolio

Harry S. Kiil	Executive Vice President, President Cardiovascular Portfolio

Michael Marinaro	Executive Vice President, President Medical Surgical Portfolio and Americas

Matthew Walter	Executive Vice President, Chief Human Resources Officer

Michelle T. Quinn	Executive Vice President, General Counsel and Secretary

Directors and Executive Officers of Covidien Group S.a.r.l. (Who Are Not Listed Above):

Harsimran Virdee	General Manager

Salvador Sens	General Manager

Paul Misere	Manager

Unless otherwise noted, the business address for each Related Person listed above is: (i) c/o Medtronic plc, Building 2, Parkmore Business Park West, Co. Galway, H91 4K49, Ireland for all directors and executive officers of Medtronic and (ii) c/o Covidien Group S.a.r.l., Ground Floor, Espace Monterery, 40 Av Monterey, L-2163 Luxembourg for the directors and officers of Covidien Group S.a.r.l.

All of the individuals referred to above are United States citizens, with the exception of Harsimran Virdee, who is a British citizen; Salvador Sens, who is a Mexican citizen; and Paul Misere, who is a Dutch citizen.